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                                                                 EXHIBIT 10.38.1

                          MACKENZIE GROUP OF COMPANIES

                      MACKENZIE INVESTMENT MANAGEMENT INC.
                             EMPLOYEE RETENTION PLAN

           (AS AMENDED BY THE MIMI BOARD OF DIRECTORS ON JUNE 7, 2002)


1.     PURPOSE

       The primary purpose of this Retention Plan is to ensure the successful continuance of our business in the event of a change in control. We believe that in these extraordinary circumstances it is essential that the Company stabilize the employee workforce. We also want to prevent employees from being unnecessarily distracted by their particular circumstances, reduce any climate of uncertainty, ensure fair and equitable treatment of staff, and reduce or limit any involvement in unnecessary litigation.

2.     BASIC PRINCIPLE

       Every regular full-time or part-time employee is guaranteed compensation income (which includes salary plus bonus) through February 15, 2003. During the period of application of this Plan, if an employee is released from his or her employment following a change in control (other than for cause), Mackenzie (or a successor employer) will pay the severance arrangements listed below. Regular full time employees who work less than a full week will be covered on their prorated basis.

       Please see point #10 for the definition of "change of control."

3.     TERMS OF THE PLAN

       If an employee is terminated without cause as a result of a change of control of the company during the period from November 15, 2000 to February 15, 2003, the following severance arrangements will apply:

       The employee will receive compensation income which will be the greater of:

           -    compensation income to February 15, 2003,
                                    OR

           - one month of compensation income per year of service (to a maximum of 24 months).

       Regular employees who work less than a full week will be paid on a prorated basis.

4.     RESIGNATION

       o Employees who voluntarily resign will not receive any payment under this Plan.

       o An employee who turns down an offer of a comparable position will not be eligible for any payment under this Plan. The employee will be deemed to have resigned.



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5.     COMPARABLE POSITION

       Employees may be offered a comparable position at Mackenzie after a change of control.

       To be a comparable position, the position must:

       o Provide base compensation and benefits that are comparable in the aggregate to the employee's current position,

       o Provide an opportunity for variable bonus pay that is comparable to the employee's current position,

       o Not require the employee to increase the daily one way commuting distance from their current place of employment by more than 15 miles;

                                     AND

       o Have job skill requirements and duties that are comparable to either the employee's current position or a position held by the employee within 12 months preceding the date of a change of control.

6.     ACCRUED COMPENSATION AND BONUSES

       o An employee who is released from his or her employment as a result of the change of control during the period the Retention Plan is in effect, and is not offered a comparable position, will be paid their regular pay, accrued and unused vacation through February 15, 2003; PLUS, a pro-rated FY 2003 bonus.

       o FY 2003 bonus payment for the period from April 1, 2002 to February 15, 2003 will be calculated based on the FY 2003 bonus target. No bonus will be paid if an employee voluntarily resigns or is terminated for reasons not related to the change of control.

7.     EMPLOYMENT BENEFITS COVERAGE

       Group medical and employee dental will continue under the COBRA law during the Severance Period, or until the employee obtains another position in which similar benefits are provided, whichever occurs first. The company will pay the COBRA premium on behalf of the employee for continuation of medical and employee dental coverage through February 28, 2003. Employee contributions to the 401(k) plan as well as employer matching contributions will cease on an employee's termination date.

8.     RELEASE

       Before receiving any payment under this Plan, employees are required to sign a Separation Agreement and General Release acceptable to Mackenzie.

9.     STATUTORY ENTITLEMENTS AND DEDUCTIONS

       The severance pay under this Plan includes notice, or pay in lieu of notice and severance pay. All payments under this plan will be reduced by applicable withholding taxes, and no amounts will be "grossed up" for tax purposes.




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10.    CHANGE OF CONTROL

       In this Plan, "change of control" shall mean: (i) the acquisition in a single transaction or a series of related transactions by any person or persons acting jointly or in concert of thirty-five percent (35%) or more of the outstanding and voting shares of Mackenzie, whether by way of take-over bid, merger, amalgamation or otherwise; (ii) the sale by Mackenzie of all or substantially all of Mackenzie's undertaking and assets; (iii) the acquisition of control of Mackenzie or of its business by one or more persons who do not now control Mackenzie; (iv) voluntary liquidation, dissolution or winding-down of Mackenzie in connection with which a distribution is made to the holders of Mackenzie's common shares; or (v) a resolution of the Board of Directors of Mackenzie that a Change of Control has occurred or is imminent. For the purposes of this Plan "control" shall mean the possession, directly or indirectly, of the power to cause a change in the direction of the management and policies of Mackenzie or its business whether through the ownership of voting securities, partnership interests or assets or by contract or otherwise.



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